NEWS RELEASE

For further information, please contact:
Elizabeth Cook
Assistant Vice President/Marketing
484-359-3201
ecook@dnbfirst.com	FOR IMMEDIATE RELEASE

DOWNINGTOWN, Pennsylvania - October 18, 2005 - DNB Financial Corporation, parent company of DNB First, National Association, announced new responsibilities for two senior managers.

C. Tomlinson Kline, III, Senior Vice President, has been named chief credit officer. In his new role Mr. Kline will be responsible for commercial and retail credit policies, credit administration and risk management. He has over 30 years of banking experience specializing in commercial lending. “I am thrilled to have someone with Tom’s insight and experience manage this critical function”, said Tom Miller, First Executive Vice President and Chief Lending Officer.

Raymond M. Mincarelli, Senior Vice President, will also be assuming new responsibilities as head of the Bank’s commercial real estate lending unit. Mr. Mincarelli has over 33 years experience in real estate lending. “Ray’s extensive lending experience and leadership qualities make him an ideal choice to lead our real estate lending group. We are fortunate to have these two very experienced executives on our team”, said Mr. Miller.

DNB First, National Association, a wholly owned subsidiary of DNB Financial Corporation, a $454 million community bank headquartered in Chester County, Pennsylvania, is the oldest independent bank in the county with nine full service offices and two limited service offices. In addition to a broad array of consumer banking products, DNB First offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. For more information, go to www.dnbfirst.com.

4 Brandywine Avenue • Downingtown, PA 19335-0904 • (610) 269-1040